Exhibit (h)(7)

State Street Bank and Trust Company

Fee Information for Services as Plan, Transfer and Dividend Disbursing Agent

Commerce Funds

February 1, 2007 through January 30, 2012*

*	Fees herein are subject to a cost of living adjustment after the first year in the term based on the Kansas City CPI-W.

Account Maintenance Fees**

Fees are billable on a monthly basis at the rate 1/12 of the annual fee. A charge is made for all accounts open during the monthly billing cycle.

Accounts Serviced Fee	(per open account within a CUSIP)	$9.00	per year
** Covers other account related fees: Dividend Processing, Commission Reporting, I2b-1 Processing fees

A monthly minimum account maintenance fee applies to all CUSIPs at the following rates:		$23,000	per year

Other Account Fees
Closed Account Fee		$1.20	per year

Activity Fees

New Account Set Up

Manual Financial and Maintenance Transactions

Shareholder/Dealer Telephone Calls

Shareholder/Dealer Correspondence

Omnibus Transactions (not included as a manual transaction)

ACH Transactions

		$4.00 $1.50 $1.50 $1.00 $2.50 $1.50	each each each each each each

CUSIP Implementation Fee		$1,500.00	per CUSIP

Fiduciary Administration Fees
Account Maintenance Fee Fiduciary Account Setup	(paid by shareholder) (paid by shareholder)	$10.00 $10.00	each each

Out-of-Pocket Expenses

Out-of-pocket expenses are billed as incurred and include, but are not limited to: costs associated with mailing expenses (i.e., statements, stationery, checks, certificates, sales literature, printing, postage, etc.), automated telephone servicing charges, telecommunication expenses, equipment and software expenses (client-site only), programming expenses (i.e., charges necessary to establish consolidated statement), microfiche, freight, ACH bank charges, and all other expenses incurred on the Fund’s behalf. The Transfer Agent reserves the right to introduce specific cost recovery increases as needed, should future regulatory changes require, similar to those implemented for Anti-Money Laundering delegated duties, the Sarbanes-Oxley of 2002 and The USA PATRIOT Act. The Transfer Agent commits that should such increases be required, mutual agreement will be reached 90 days prior to the implementation.

THE COMMERCE FUNDS		STATE STREET BANK AND TRUST COMPANY

By:	/s/ William Scheutter	By:	/s/ Joseph L. Hooley
Title:	Vice President	Title:	Executive Vice President
Date:	1-24-07	Date:	1-29-07